Exhibit 10.28
VALIDUS HOLDINGS, LTD.
RESTRICTED SHARE AWARD AGREEMENT
          THIS AGREEMENT, made and entered into on the date of the Grant Letter, by and between Validus Holdings, Ltd. (the “Company”), a Bermuda corporation, and the individual listed in the Grant Letter as Participant (the “Participant”).
          WHEREAS, the Participant has been granted the following award under the Company’s 2005 Amended and Restated Long Term Incentive Plan (the “Plan”);
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.
          1. Award of Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Participant is hereby awarded the number of Restricted Shares set forth in the Grant Letter (the “Award”), subject to the terms and conditions of the Plan and those herein set forth. The Award is granted as of the date set forth in the Grant Letter. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
          2. Terms and Conditions. It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:
     (a) Vesting of Award. The Award shall vest as set forth in the Grant Letter. All dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(b) of the Plan shall be subject to the vesting schedule herein and shall be paid to the Participant upon any vesting of the Restricted Shares hereunder in respect of which such dividends or other amounts are payable.
     (b) Termination by the Company with Cause or as a result of the Participant’s Permanent Disability. If the Employment Period (as defined in the employment agreement between the Company or a Subsidiary and the Participant (the “Employment Agreement”)) shall be terminated by the Company or such Subsidiary with Cause (as defined in the Employment Agreement) or as a result of the Participant’s Permanent Disability (as defined in the Employment Agreement), the Award shall continue to vest through the Date of Termination (as defined in the Employment Agreement). For the avoidance of doubt, Restricted Shares will vest only to the extent a vesting date, as set forth in the Grant Letter, occurs on or prior to the Date of Termination. Any portion of the Award that is not vested on the Date of Termination shall be forfeited by the Participant and become the property of the Company.
     (c) Termination by the Company not for Cause or by the Participant for Good Reason. Notwithstanding any provision of the Employment Agreement to the contrary, except as provided in Sections 2(e) and 2(f) below, 45% of the Award shall vest (i) in the event the Participant’s employment is terminated by the Company or a Subsidiary not for

Cause, upon the delivery by the Company or such Subsidiary of a Notice of Termination (as defined in the Employment Agreement) not for Cause, or (ii) in the event the Participant’s employment is terminated by the Participant for Good Reason (as defined in the Employment Agreement), at the end of the applicable correction period following the Participant’s delivery of a Notice of Termination for Good Reason, so long as the Company or such Subsidiary has not corrected the event or condition giving rise to Good Reason by the end of the correction period; and the remaining 55% of the Award will vest on the last vesting date for such award as set forth in the Grant Letter but only if the Participant does not breach the remaining applicable terms of the Employment Agreement, including any duties owed during any “garden leave” period, and any confidentiality, noncompetition, nonsolicitation and assignment of inventions covenants that Participant may be a party to with the Company or any Subsidiary. In the event of the Participant’s breach of any of such terms, duties or covenants, any unvested portion of the Award shall be immediately forfeited by the Participant and become the property of the Company.
     (d) Resignation Without Good Reason. If the Employment Period shall be terminated as a result of the Participant’s resignation or leaving of his employment, other than for Good Reason, no portion of the Award shall vest on or following the date the Participant provides Notice of Termination without Good Reason to the Company or a Subsidiary (the “Notice Date”). Any portion of the Award that has not vested on the Notice Date shall be forfeited by the Participant and become the property of the Company.
     (e) Change in Control. Notwithstanding any provision of this Agreement to the contrary, if, within two years following a Change in Control, the Participant’s employment is terminated by the Company or a Subsidiary not for Cause or by the Participant for Good Reason, the Award shall become immediately vested in full upon such termination of employment. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan.
     (f) Death of the Participant. If the Participant’s employment is terminated by the Company by reason of the Participant’s death, any unvested portion of the Award shall become immediately vested in full.
     (g) Termination of Service; Forfeiture of Unvested Shares. In the event of Termination of Service of the Participant other than as set forth above prior to the date the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Participant and become the property of the Company.
     (h) Certificates. Each certificate or other evidence of ownership issued in respect of Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Participant, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”). Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend, shall be delivered to the Participant or other evidence of vested Shares shall be provided to the Participant.

     (i) Rights of a Stockholder. Prior to the time a Restricted Share is fully vested hereunder, the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share. During such period, the Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.
     (j) No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by the Company or a Subsidiary nor shall this Award interfere with the right of the Company or a Subsidiary to terminate the Participant’s employment at any time.
          3. Transfer of Shares. Any vested Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, the provisions of this Agreement, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.
          4. Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Participant. The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Shares.
          5. Withholding. No later than the date of vesting of (or the date of an election by the Participant under Section 83(b) of the Code with respect to) the Award granted hereunder, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant, federal, state and local taxes of any kind required by law to be withheld at such time.
          6. Forfeiture Upon Breach of Certain Other Agreements. The Participant’s breach of any noncompete, nondisclosure, nonsolicitation, assignment of inventions, or other intellectual property agreement that he may be a party to with the Company or a Subsidiary, in addition to whatever other equitable relief or monetary damages that the Company or a Subsidiary may be entitled to, shall result in automatic rescission, forfeiture, cancellation, and return of any Shares (whether or not otherwise vested) held by the Participant, and all profits, proceeds, gains, or other consideration received through the sale or other transfer of the Shares shall be promptly returned and repaid to the Company.
          7. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

          8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
Validus Holdings, Ltd.
Suite 1790,
48 Par-la-Ville Road
Hamilton HM11 Bermuda
Attn.: Chief Financial Officer
If to the Participant:
At the Participant’s most recent address shown on the Company’s corporate records, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.
          9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws.
          10. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.